Exhibit 99

FOR IMMEDIATE RELEASE                                                      Contact:   Paul Knopick

                                                                                                              888-795-6336

******************************************************************

ITRONICS COMPLETES INSTALLATION OF HEAT EXCHANGE SYSTEM,

SIGNIFICANTLY INCREASING CAPACITY TO MANUFACTURE FERTILIZER, AT ITS BENEFICIAL USE PHOTOCHEMICAL, SILVER, AND WATER RECYCLING PLANT IN

RENO, NEVADA

RENO, Nevada, June 17, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) announced today that its subsidiary Itronics Metallurgical, Inc. has completed installation of a heat exchange system at its "Beneficial Use Photochemical, Silver, and Water Recycling" plant in Reno, Nevada.

The heat exchange system reduces the time needed to manufacture its popular GOLD'n GRO chelated zinc fertilizer products and increases production capacity for these products by four times on a single shift and by up to 12 times during 24 hours of production. Total capital cost of the installed system including all required equipment is about $300,000 and has been fully funded.

"Ongoing changes in GOLD'n GRO liquid fertilizer product mix and a successful shift to rapidly expanding bulk sales of our GOLD'n GRO fertilizer products is creating the need for certain process improvements, such as the heat exchange system, to speed up manufacturing," said Dr. John Whitney Itronics President. "With the heat exchange system fully operational, the plant can continue to make timely order deliveries as GOLD'n GRO sales expand."

"Expanded load out capacity, which is budgeted at approximately $300,000, will be needed to meet the expected shipping requirements for the 2005 spring fertilizer season," said Dr. Whitney. "Engineering for this project is nearly complete and the building permit application will be filed in July, 2004. Itronics is actively seeking the needed funding so that construction can be started when the building permit is received."

Itronics previously announced that sales of its environmentally friendly GOLD'n GRO liquid fertilizers more than doubled in the first quarter and that strong sales growth is expected to continue throughout 2004.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers, which can be used for lawns and houseplants, and the popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itronics.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" technology company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

* * * * * * * * * *

VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)